Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Shift4 Payments, Inc. of our report dated March 1, 2022, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Shift4 Payments, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

March 1, 2022